POWER OF ATTORNEY

MAIRS & POWER FUNDS TRUST

Know all persons by these presents that Jon A. Theobald, the Secretary and a Trustee of Mairs & Power Funds Trust (the “Trust”), and Bert J. McKasy, Mary Schmid Daugherty, Norbert J. Conzemius, James D. Alt, and Patrick A. Thiele, each a Trustee of the Trust, hereby constitutes and appoints Mark L. Henneman and Andrea C. Stimmel, and each of them acting alone, as his or her attorneys-in-fact, with power of substitution, to sign on his or her behalf (i) any registration statement on Form N-1A or any other applicable registration form under the Investment Company Act of 1940, as amended, and/or under the Securities Act of 1933, as amended, and any and all amendments thereto, filed by the Trust with the Securities and Exchange Commission, (ii) any application, notice or other filings with the Securities and Exchange Commission and any and all amendments thereto, and (iii) any and all other documents and papers, including any exhibits, in connection therewith, and generally to do all such things in his or her name and on his or her behalf in the capacities indicated to enable the Trust to comply with the Investment Company Act of 1940, as amended, and/or the Securities Act of 1933, as amended, and the rules thereunder, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.  Should any of those constituted and appointed as attorneys-in-fact hereby no longer be employed by their respective current employer, this Power of Attorney shall terminate and be void as to such attorneys-in-fact.

April 10, 2015

/s/ Jon A. Theobald	/s/ Norbert J. Conzemius
Jon A. Theobald	Norbert J. Conzemius

/s/ Bert J. McKasy	/s/ James D. Alt
Bert J. McKasy	James D. Alt

/s/ Mary Schmid Daugherty	/s/ Patrick A. Thiele
Mary Schmid Daugherty	Patrick A. Thiele